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                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT

      AGREEMENT effective this 23rd day of Dec, 1997 (the "Effective Date"), by and between Systems Consulting Company, Inc., with offices at 537 Congress Street, Portland, Maine 04101 (the "Company"), and Philip St. Germain, an individual residing at 35 Dutton Road; Sudbury, MA 01776 ("St. Germain").

      The parties agree to the following terms of employment of St. Germain by the Company as Chief Financial Officer.

1. Definitions.

      1.1 "Annual Total Compensation" shall mean total cash compensation paid to St. Germain under Sections 3.1 (salary) and 3.2 (bonus) in the twelve (12) month period immediately preceding the date on which the Annual Total Compensation is being measured.

      1.2 "Business of the Company" shall mean (i) all business of the Company, whether presently or hereafter conducted by the Company at any time during the term of this Agreement, and (ii) any business in which the Company is contemplating becoming involved, provided the Company has devoted substantial resources to such business.

      1.3 "Disability" shall mean the inability of St. Germain due to illness or accident to perform the duties to be performed by him pursuant to this Agreement for a continuing period in excess of One Hundred Eighty (180) days interrupted by return or returns to full-time employment of not more than ten (10) days each.

      1.4 "Sale of the Company" shall mean (i) any sale of substantially all of the assets of the Company to an unaffiliated third party; (ii) any merger, consolidation or other transaction of the Company in which the stockholders of the company immediately prior to such transaction do not represent a controlling interest in the resulting company or business entity; or (iii) any sale or issuance of stock of the Company, in a single transaction or a series of related transactions, whereby the stockholders of the Company immediately prior to the initial such transaction(s) do not represent a controlling interest in the Company after such subsequent transaction(s).


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2. Position and Responsibilities. During the term of his employment under this
Agreement, St. Germain agrees to undertake such activities on behalf of the Company, in his capacity as Chief Financial Officer, as the President of the Company may from time to time request, and St. Germain shall exercise such powers and perform such duties in relation to the business and affairs of the Company as may from time to time be vested in him or requested by the President of the Company. Unless otherwise instructed by the Board of Directors of the Company, St. Germain shall at all times report to the President of the Company. St. Germain agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company's business.

3. Salary, Bonus, Securities and Other Benefits. During the term of St. Germain's employment under this Agreement, the Company shall pay St. Germain the following compensation:

      3.1 Salary. In consideration of the services to be rendered by St. Germain to the Company in his capacity as Chief Financial Officer, the Company will pay St. Germain a salary of $125,000 for the first year of this Agreement and a minimum salary of $140,000 per year for each succeeding year of this Agreement. Such salary shall be payable in conformity with the Company's customary practices for executive compensation as such practices shall be established or modified from time to time. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes.

      3.2 Bonus. By April 30, 1998, St. Germain shall receive a bonus of $50,000 so long as sufficient finds are available to the Company. For each succeeding year of this Agreement, St. Germain shall be eligible to receive a bonus based upon his successfully achieving the mutually agreed upon goals and objectives established between St. Germain and the President of the Company. If the goals and objectives are only partially achieved, St. Germain may receive a bonus as determined by the President of the Company.


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      3.3 Stock Options. St. Germain shall be granted Incentive Stock Options as set forth below in Section 3.3.1 pursuant to the Company's standard Incentive Stock Option Agreement, a copy of which is attached hereto as Exhibit A. Without limitation, St. Germain's Incentive Stock Option Agreement(s) shall provide that, immediately upon exercise of any options, St. Germain shall become party to the stockholders' agreement, a copy of which is attached hereto as Exhibit B.

            3.3.1 Grant. On the Effective Date, St. Germain shall be granted Incentive Stock Options to purchase Two Thousand Five Hundred (2,500) shares of the Company's common stock, $.01 par value per share ("Common Stock"), at a price of $75 per share. These options shall vest as follows: 20% after one year from the date of grant and one and two-thirds percent of the total shares subject to the option for each completed calendar month of employment, up to a maximum of one hundred percent of such shares.

            3.3.2 Acceleration. Any and all unvested options shall immediately vest on a Sale of the Company.

      3.4 Fringe Benefits. The Company shall provide St. Germain with such benefits, including health insurance, life insurance, disability insurance and vacation, on the same basis as it makes such benefits available to all other executive management-level employees.

      3.5 Expenses.

            3.5.1 Temporary Living Expenses. The Company will reimburse St. Germain for reasonable temporary living expenses, including but not limited to lodging, meals, utilities and transportation, while located in the Portland, Maine area during the term of this Agreement, if he shall present an itemized written account in accordance with the Company's policies.

            3.5.2 Future Expenses. It is understood that St. Germain will from time to time incur reasonable expenses in conjunction with his employment with the Company. The Company will reimburse St. Germain for any such reasonable expenses if he shall present an itemized written account in accordance with the Company's policies.


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4. Inventions and Nondisclosure. In connection with his employment by the
Company pursuant to the terms of this Agreement, St. Germain shall execute the Inventions and Nondisclosure Agreement attached hereto as Exhibit C, the terms and conditions of which are incorporated herein by reference. As a material inducement to the Company entering into this Agreement, St. Germain covenants and agrees that he shall not, at any time during or following the term of this Agreement, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by or disclosed to him as a result of his employment with the Company. St. Germain agrees that the provisions of this Article 4 survive the termination of this Agreement.

5. Covenant Not To Compete and To Protect Confidential Information.

      5.1 Confidential Information. St. Germain understands that during his employment with Company he may become acquainted with certain trade secrets and other confidential and proprietary information belonging to Company which may now, or in the future, be used by it in connection with its business. Such information includes but is not limited to methods and processes for servicing of products, customer lists, prospect lists, pricing data, and sale of products. St. Germain further understands that because of the confidential nature of this relationship, he is legally bound not to use this type of information for his own benefit nor to disclose it to third parties to compete directly or indirectly with Company. Furthermore, he expressly agrees that he will not so use such information for his own benefit nor disclose it to others either during his employment by Company or after the termination of his employment with Company or at any time after the termination of this Agreement.

      5.2 Special Value of Services and Disclosure of Information. St. Germain acknowledges that the service he is to render as an employee are of a special and unusual character with a unique value to Company, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company of the services of St. Germain for which Company has contracted hereunder, because of the confidential information to be obtained by or disclosed to St. Germain, as hereinabove set


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forth, and as a material inducement to Company to enter into this Agreement, St.
Germain covenants and agrees to bind himself to the provisions of this Agreement and more specifically the provisions of Articles 4 and 5 hereof.

      5.3 Noncompetition. St Germain agrees that, so long as he is receiving compensation under this Agreement (the "Non-competition period), he will not, absent the prior written approval of the Company, and for a period of twelve
(12) months after termination of his employment, regardless of the cause of termination or the status of this Agreement, directly or indirectly, anywhere the Company does business, engage in any business or perform any service which conflicts with the financial or business interests of the Company or have any interest, whether as a proprietor, partner, employee, stockholder, principal, agent, consultant, director, officer, or in any other capacity or manner whatsoever, in any enterprise that shall so engage; provided, however, that St. Germain shall not be restricted from owning not more than five percent (5%) of the outstanding equity in any corporation whose stock is listed on a recognized public exchange. St. Germain understands and covenants that this restriction is potentially of a world wide geographic scope and St. Germain agrees and covenants that this scope is reasonable in light of the nature of the Company's business and the compensation established under this Agreement.

      5.4 Customers and Employees Protected. In furtherance of the foregoing and not in limitation thereof, during the Non-competition Period, St. Germain shall not, directly or indirectly, solicit or service in any way, on behalf of himself or on behalf of or in conjunction with others, any customer or prospective customer who has made purchases from or been solicited or serviced by the Company within one (1) year prior to the termination of St. Germain's employment. The previous sentence does not apply to any solicitation or service not in competition with the "Business of the Company" as defined herein. During the Non-competition Period, St. Germain will not seek to persuade any employee of the Company, to discontinue employment with the Company or to become employed in any business directly or indirectly competitive with the Business of the Company.


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      5.5 The Company to Have Full Benefit. If St. Germain violates the restrictive Covenants of Article 5 and the Company brings action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full term of the restrictive covenants. Accordingly, the restrictive covenant shall be deemed to have the duration specified in Article 5, as the case may be, computed from the date the relief is granted but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by St. Germain. St. Germain further agrees that if he violates the restrictive covenants of Article 5 and the Company brings action for injunctive or other relief, further payments of compensation to him shall cease and the Company shall be entitled to recover any compensation paid to St. Germain after the date of the violation.

      5.6 Partial Enforcement. If any arbitrator shall determine that the duration or geographical limit of any restriction contained in the Article 5 is unenforceable, it is the intention of the parties that the restrictive covenants set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render them valid and enforceable.

      5.7 Termination Upon Cessation of Business or Bankruptcy. Article 5 shall terminate in the event that the Company ceases to engage in business as a going concern, other than by reason of a Sale of the Company.

      5.8 Notwithstanding anything in this Agreement, St. Germain agrees that the provisions of this Article 5 shall survive the termination of this Agreement.

6. Remedies of the Company. As an employee of the Company, St. Germain may have access to customer lists, client files, trade secrets, and other confidential information of the Company. Therefore, St. Germain acknowledges that notwithstanding the fact that to St. Germain's employment is terminable at will upon notice as provided in Section 7.3.1, the restrictions contained in Article 5 of this Agreement and in the Inventions and Nondisclosure Agreement represent reasonable and necessary protection of the legitimate interests of the


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Company, that any violation of these restrictions would cause substantial injury to the Company, and that the Company would have not entered into this Agreement with St. Germain without receiving the additional consideration offered by St. Germain in binding himself to these restrictions. In the event of any violation of these restrictions, the Company shall be entitled to preliminary and permanent injunctive relief, in addition to any other remedy.

7. Term and Termination.

      7.1 Term. Unless earlier terminated pursuant to its terms, and subject to
Section 9, the term of this Agreement shall be three (3) years from the Effective Date, except as modified in Paragraph 3. Articles 4 and 5 survive the termination of this Agreement, do not terminate upon the termination of this Agreement, regardless of reason, and only terminate according to their express terms, if any.

      7.2 Termination by St. Germain. St. Germain may terminate this Agreement at any time on ninety (90) days written notice to the Company, specifying the date of termination.

      7.3 Termination by the Company.

            7.3.1 Without Cause, Death or Disability.

                  (A) This Agreement may be terminated by the Company at any time, for any reason, on thirty (30) days written notice to St. Germain specifying the date of termination.

                  (B) This Agreement shall automatically terminate upon St. Germain's death or disability.

            7.3.2 For Cause. The Company may terminate this Agreement upon the happening of any one of the following events:

                  (A) Continuing inattention to, or neglect of, the duties to be performed by St. Germain, which inattention is not the result of illness or accident, after written notice and a reasonable opportunity to cure said performance;

                  (B) Willful disloyalty to the Company;


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                  (C) Participation in any fraud;

                  (D) Imparting any confidential information in violation of this Agreement; or

                  (E) Any breach of Articles 4 or 5 of this Agreement.

8. Compensation upon termination.

      8.1 Pursuant to Sections 7.2, 7.3.1(B) and Sections 7.3.2. If this Agreement is terminated after the first year of the Agreement, then upon termination of this Agreement by St. Germain pursuant to Section 7.2, or termination of this Agreement by the Company pursuant to Sections 7.3.2, St. Germain shall be entitled to any salary accrued to him as of the date of termination pursuant to Section 3.1, and to a pro-rated bonus, pursuant to
Section 3.2, for the portion of the then-current fiscal year during which St. Germain performed services hereunder. The Company's good faith determination of amounts due under this Section shall be final and binding, subject to arbitration under Paragraph 11.

      8.2 Pursuant to Section 7.3.1(A). If this Agreement is terminated by the Company pursuant to Section 7.3.1(A), St. Germain shall be entitled to severance equal to his Annual Total Compensation at the time of termination determined pursuant to Section 3.1 payable in twelve equal monthly installments beginning with the first of the month following said termination. St. Germain shall also be entitled to receive one additional year of vesting of any previously granted options under Article 3.

      8.3 St. Germain's Obligations Upon Termination. Upon termination of St. Germain's employment by Company or at any other time at Company's request, St. Germain shall promptly deliver to Company all files, correspondence, letters, notes, notebooks, reports, drawings, formulas, computer programs, and any other similar documents, memoranda, customer lists, phone lists, or "Rolodex" type materials and any copies thereof relating in any way to Company's business and any way obtained by St. Germain, directly or indirectly, during his employment by Company which are in St. Germain's possession or under the


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control of St. Germain. St. Germain shall not make or retain any copies of the foregoing upon termination and shall so represent to Company in writing at termination of his employment.

9. Sale of the Company. In the event that St. Germain is terminated by the Company without cause and within six (6) months of such termination, the Company is sold to or merged with another Company, then all of St. Germain's unvested options shall become immediately vested at the time of such sale or merger.

10. Consent and Waiver by Third Parties. St. Germain hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties as to enable him to accept employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party. St. Germain represents that he is not bound by any agreement or any other existing or previous business relationship that conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maine and shall be deemed to be performed in Maine. Any dispute under this agreement shall be settled by binding arbitration to be held in Portland, Maine pursuant to the then prevailing Commercial Arbitration Rules of the American Arbitration Association.

12. Severability. In case any one or more of the provisions contained in this Agreement or the other agreements executed in connection herewith for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreements, but this


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Agreement or the such other agreements, as the case may be, shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein or therein.

13. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 13. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and any Exhibit sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

14. Assignment. St. Germain acknowledges that the services to be rendered by him are unique and personal in nature. Accordingly, St. Germain may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written as an instrument under seal.


SYSTEMS CONSULTING COMPANY, INC.


By: /s/ Mark Tilly                                 /s/ Philip St. Germain
    -------------------------                          -------------------------
                                                       Philip St. Germain
Title:
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